UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2014

Commission File Number 001-31921
Compass Minerals International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	36-3972986
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

9900 West 109th Street
Suite 100
Overland Park, KS 66210
(913) 344-9200
(Address of principal executive offices, zip code and telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Bond Closing.  On June 23, 2014, Compass Minerals International, Inc. (the “Company”) announced the completion of its $250.0 million private placement offering, consisting of $250.0 million in aggregate principal amount of 4.875% Senior Notes due 2024 (the “2024 Notes”), at the issue price of 100%.  The net proceeds from the offering are approximately $246 million after deducting underwriting discounts and offering expenses.  The 2024 Notes were issued by the Company and guaranteed by certain subsidiaries of the Company.  The 2024 Notes were sold only to qualified institutional buyers and non-U.S. persons, pursuant to Rule 144A and Regulation S, respectively, of the Securities Act of 1933, as amended.  Additional information about the terms of the 2024 Notes is set forth under Item 2.03 of this Current Report on Form 8-K, and the information included in Item 2.03 is incorporated by reference into this Item 1.01.

Use of Proceeds.  As previously announced, the Company is using the proceeds of the 2024 Notes offering (i) to redeem all of its outstanding $100.0 million aggregate principal amount of 8% senior notes due 2019 at a redemption price equal to 104% and (ii) for general corporate purposes.

Indenture.  The 2024 Notes were issued pursuant to an Indenture, dated as of June 23, 2014, by and among the Company, the subsidiary Guarantors named therein, and U.S. Bank National Association, as trustee.  The terms of the 2024 Notes are described further below under Item 2.03, and the Indenture, together with the form of Notes, are being filed as exhibits to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The 2024 Notes bear interest at a rate of 4.875% per year and will mature on July 15, 2024.  Interest will be paid on the 2024 Notes semi-annually on January 15 and July 15, commencing January 15, 2015, to the persons in whose names the 2024 Notes are registered at the close of business on the January 1 and July 1 immediately preceding the applicable interest payment date.

The 2024 Notes are the Company’s senior unsecured obligations and are guaranteed on a senior unsecured basis by the Company’s subsidiaries that guarantee its senior secured credit facilities, other than Wolf Trax USA Inc. and Wolf Trax Holdings Inc.  The 2024 Notes will be equal in right of payment with all of the Company’s existing and future senior unsecured indebtedness, but will be subordinated to all of the Company’s existing and future senior secured indebtedness, including indebtedness outstanding under the senior secured credit facilities, to the extent of the value of the collateral securing such indebtedness, and effectively subordinated to all of the liabilities of its subsidiaries that do not guarantee the 2024 Notes.

The terms of the 2024 Notes include covenants that restrict the Company’s ability to, among other things:

•	create liens;
•	engage in sale/leaseback transaction; and
•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

The Company may redeem the 2024 Notes, in whole or in part, at a price equal to 100% of the principal amount of the notes plus a make-whole premium plus accrued and unpaid interest. In addition, on or after May 15, 2024, the Company may redeem the 2024 Notes, in whole or in part, at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest.

Upon a change of control accompanied by a ratings decline, the Company may be required to offer to purchase the 2024 Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest.

The principal amount of the 2024 Notes would become immediately due and payable upon the occurrence of certain bankruptcy or insolvency events involving the Company or certain of its subsidiaries and may be declared immediately due and payable by the trustee or the holders of not less than 25% of the aggregate principal amount of the outstanding 2024 Notes upon the occurrence of certain events of default under the Indenture.  Events of default include, among other things: (i) failure to pay principal or interest at required times; (ii) failure to comply with other agreements in the the Indenture or 2024 Notes; (iii) certain accelerations of other indebtedness of the Company if the amount accelerated exceeds $40.0 million; (iv) certain events of bankruptcy or insolvency with respect to the Company and certain of its subsidiaries; and (v) certain judgments or decrees for the payment of money in excess of $40.0 million.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Document Description
Exhibit 4.1
Indenture, dated as of June 23, 2014, by and among Compass Minerals International, Inc., the Guarantors named therein, and U.S. National Bank Association, as trustee, relating to the 4.875% Senior Notes due 2024.

Exhibit 4.2	Form of 4.875% Senior Note due 2024 (incorporated in Exhibit 4.1 hereof).
Exhibit 99.1	Press Release dated June 23, 2014.

SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPASS MINERALS INTERNATIONAL, INC.

Date:	June 26, 2014	/s/ Rodney L. Underdown
Rodney L. Underdown
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document Description
4.1
Indenture, dated as of June 23, 2014, by and among Compass Minerals International, Inc., the Guarantors named therein, and U.S. National Bank Association, as trustee, relating to the 4.875% Senior Notes due 2024.

4.2	Form of 4.875% Senior Note due 2024 (incorporated in Exhibit 4.1 hereof).
99.1	Press Release dated June 23, 2014.